Exhibit 99.1

  Advanced Thermoelectric Solutions

NEWS RELEASE for May 16, 2011 at 8:00 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON ANNOUNCES COMPLETION OF ACQUISITION OF A MAJORITY

INTEREST IN W.E.T. AUTOMOTIVE SYSTEMS

NORTHVILLE, Mich. and ODELZHAUSEN, Germany (May 16, 2011) . . . Amerigon Incorporated (NASDAQ-GS: ARGN) today announced that it has, through its wholly-owned subsidiary, Amerigon Europe GmbH, completed the previously announced acquisition of a majority interest in W.E.T. Automotive Systems AG, a German company (“W.E.T.”). A total of 2,316,175 shares, representing 76.19 percent of the outstanding voting stock of W.E.T., was tendered to Amerigon in response to Amerigon’s offer of EUR 40 per share.

Shareholders of W.E.T. who have not tendered their shares have an additional period, ending on May 26, 2011, to accept Amerigon’s tender offer. The acquisition of any shares tendered during this additional period is expected to be completed at the beginning of June 2011.

About Amerigon

Amerigon (NASDAQ-GS: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Southeast Michigan, Japan, Germany, England and Korea. For more information, visit the Company’s website at www.amerigon.com.

About W.E.T.

W.E.T. is a global leader in the automotive industry, with a particular focus on thermal seat comfort. Established in 1968 and headquartered in Odelzhausen, near Munich, Germany, the company operates facilities in Europe, North America and Asia. For more information, please visit W.E.T.’s website at www.wet-group.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended March 31, 2011, and its Form 10-K for the year ended December 31, 2010.

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